Exhibit 10.32

NOVELLUS SYSTEMS, INC.

PLAN FIDUCIARY INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into effective as of ___, 20___by and between Novellus Systems, Inc., a California corporation (the “Company”) and ___(“___”). For purposes of this Agreement, ___shall be referred to as the Indemnitee.

RECITALS

     WHEREAS, the Company presently maintains that certain tax-qualified retirement plan entitled the “Novellus Systems, Inc. Retirement Plan” (the “Plan”);

     WHEREAS, effective January 3, 2005, the Company amended and restated the Plan document to reflect certain administrative and other changes;

     WHEREAS, under the terms of the Plan as amended and restated, the Board possesses the authority to appoint the members of the Plan’s administrative committee and to select other persons or entities to serve in various fiduciary capacities in connection with the administration and maintenance of the Plan (the “Plan Fiduciaries”);

     WHEREAS, the Company believes it is essential to retain and attract qualified Plan Fiduciaries;

     WHEREAS, the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against fiduciaries of public companies’ retirement plans;

     WHEREAS, the Board of Directors of the Company adopted a resolution on February 4, 2005 (the “Resolution”) providing for the indemnification of the Plan Fiduciaries to the fullest extent permitted by applicable law;

     WHEREAS, Indemnitee has been serving and intends to continue serving as a Plan Fiduciary, in part in reliance on the Resolution;

     WHEREAS, in recognition of Indemnitee’s need for (i) substantial protection against personal liability, (ii) specific contractual assurance that the protection promised by the Resolution will be available to Indemnitee, regardless of, among other things, any amendment to or revocation of the Resolution, or any change in the composition of the Board or an acquisition transaction relating to the Company and (iii) an inducement to continue to provide effective services to the Company as a fiduciary to the Plan, the Company wishes to provide for the indemnification of Indemnitee to the fullest extent permitted by applicable law and as set forth in this Agreement, and, to the extent insurance is maintained by the Company, to provide for the continued coverage of the Indemnitee under the Company’s fiduciary liability insurance policies;

     NOW, THEREFORE, in consideration of the foregoing and the premises contained therein and such other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

     1. Indemnification. Subject to the other provisions of this Agreement, the Company shall indemnify, defend, and hold harmless the Indemnitee to the fullest extent permitted by applicable law from and against any direct or indirect liabilities, demands, claims, losses, taxes, costs, and expenses (including, without limitation, reasonable attorney’s fees) arising out of, relating to, or resulting from any action, inaction, or conduct during Indemnitee’s service as a Plan Fiduciary, effective as of Indemnitee’s date of appointment as such.

     2. Limitations on Indemnification. The Company shall in no event indemnify, defend, or hold harmless the Indemnitee to the extent that any such direct or indirect liabilities, demands, claims, losses, taxes, costs, and expenses arise out of, are related to, or resulted from Indemnitee’s gross negligence, bad faith, willful misconduct, or other willful violation of applicable law.

     3. Notice by Indemnitee. Promptly after receipt by the Indemnitee of notice of the commencement of, or the threat of, commencement of any lawsuit, demand, or claim, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof; provided, however, that failure of the Indemnitee to provide such notice or delay in providing such notice or delay in providing such notice will not relieve the Company of their liability hereunder unless the delay materially prejudices the Company.

     4. Cooperation. Indemnitee shall fully cooperate in the defense of any such lawsuit, demand, or claim and shall give the Company sole and exclusive authority to act on Indemnitee’s behalf in the event of any such lawsuit, demand, or claim arising out of, relating to, or resulting from any action, inaction or conduct during Indemnitee’s service as a Plan Fiduciary, effective as of Indemnitee’s date of appointment as such.

     5. Remedies of Indemnitee. Any right to indemnification granted by this Agreement to the Indemnitee shall be enforceable by or on behalf of the Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification is denied by the Company, in whole or in part, or (ii) no disposition of such claim is made by the Company within ninety (90) days of request therefor. The Indemnitee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting Indemnitee’s claim. It shall be a defense to any action for which a claim for indemnification is made that the Indemnitee is not entitled to indemnification because of the limitations set forth in Section 2 hereof.

     6. Insurance. To the extent permitted by law, the Company may effect the foregoing by the purchase and maintenance of liability insurance.

     7. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     8. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without application of the conflict of laws principles thereof. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of California. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

     9. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising a right or remedy hereunder shall constitute a waiver thereof.

     10. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original by all of which together shall constitute by one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

     11. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     12. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile to the appropriate person at the address set forth below, or at such other address as may be designated in writing hereafter, in the same manner, by such person:

If to the Indemnitee to:	[*]] [*] [*]

If to the Company:	Novellus Systems, Inc.
4000 North First Street
San Jose, California 95134
Attention: Secretary

Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (c) on the next succeeding business day if sent by national courier service, or (d) on the date telecommunicated if by telecopier. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set fort above, within three (3) business days thereafter.

     13. Non Exclusivity; Survival of Rights; Subrogation

          (a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles, the Bylaws, any agreement, a vote of shareholders or a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s capacity as a Plan Fiduciary prior to such amendment, alteration or repeal. To the extent that a change in the applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Resolution and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

          (b) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Following receipt of indemnification payments hereunder, as further assurance, Indemnitee shall execute all papers required and take all action reasonably necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.

          (c) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

     14. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a Plan Fiduciary, and shall continue thereafter so long as Indemnitee shall be subject to any proceeding by reason of Indemnitee’s position as a Plan Fiduciary, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

     15. Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a Plan Fiduciary, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving in such capacity. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

NOVELLUS SYSTEMS, INC.
By:
Its:
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